                            COAL TRANSPORTATION AGREEMENT

    THIS AGREEMENT is made and entered into this 25th day of August, 1995, by and between Northern Coal Transportation Company, an Oregon corporation with an office in Gillette, Wyoming ("Northern"), and American Crystal Sugar Company, a Minnesota cooperative with offices at 101 North Third Street, Moorhead, Minnesota 56560 ("Shipper").

                                       RECITALS

    1. Concurrent with this Coal Transportation Agreement ("Agreement"), Kennecott Energy Company, for and on behalf of Spring Creek Coal Company, has executed a Coal Supply Agreement with Shipper (the "Coal Supply Agreement") for the sale and purchase of coal from the Spring Creek Mine (the "Mine") to Shipper. The coal is to be used in Shipper's sugar factories in East Grand Forks, Moorhead and Crookston, Minnesota, in Drayton and Hillsboro, North Dakota, and possibly in Progold LLC's Wahpeton, North Dakota, sugar factory. In this Agreement, these sugar factories shall be referred to collectively as the "Sugar Factories" or individually as a "Sugar Factory." Capitalized terms not otherwise defined in this Agreement will have the meaning set forth in the Coal Supply Agreement.

    2. The Coal Supply Agreement contemplates the establishment of a transportation system that can take delivery at the Point of Delivery (as that term is defined in Section 5.01 of the Coal Supply Agreement) of estimated requirements of coal in approximately equal weekly and monthly amounts and transport those amounts to the Sugar Factories.

    3. Shipper has appointed United Sugars Corporation, a Minnesota company with offices at 1700 Eleventh Street, Moorhead, Minnesota ("USC") to act as its agent in procuring and facilitating the transportation of coal to the Sugar Factories. USC has the authority and is acting on behalf of Shipper in relation to the transportation of coal under the Coal Supply Agreement. USC will be acting on behalf of Shipper under this Agreement.

    4. Northern desires to enter into a contract with Shipper to arrange for the transportation of coal called for by the Coal Supply Agreement and to perform all of the obligations of Shipper with respect to the transportation of coal required by the Coal Supply Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, the parties to this Agreement agree as follows:

    SECTION 1.     TERM; CAMPAIGN SEASONS.

         1.01 TERM. The term of this Agreement shall commence on July 1,1995 ("the Effective Date"), and shall continue to July 31, 2005.

         1.02 CAMPAIGN SEASONS. Shipments under the Coal Supply Agreement have been divided into periods of approximately ten months commencing on or about August 15 and continuing until about May 31 of the following calendar year, with the last such period running from about August 15, 2004, to about May 31, 2005. These ten-month periods of coal deliveries shall be referred to in this Agreement as "Campaign Seasons." The Campaign Season for ProGold LLC is contemplated to be year-round.

    SECTION 2.     SHIPMENTS.

         2.01 DESCRIPTION OF TRANSPORTATION SYSTEM. Northern agrees to transport from the Spring Creek Mine to the Sugar Factories the estimated annual requirements under the Coal Supply Agreement in approximately equal weekly and monthly amounts. The coal is to be delivered to Shipper FOB Point of Delivery. The Coal Supply Agreement anticipates that deliveries in the first months of a Campaign Season will be larger to allow Shipper sufficient time to build stockpiles at each Sugar Factory. Northern will design the system to allow Shipper Substantial flexibility to increase or decrease the amount of coal delivered to a Sugar Factory by each unit train (when broken into segments), subject to the tonnage minimum stated in Section 2.09 of this Agreement. However, Shipper may not stop a unit train from cycling except in the event of a force majeure as provided in Section 5 of this Agreement, since such interruptions greatly increase the difficulty of transportation management. Northern reserves the right to tender trains of not more than 80 cars in total or 115,000 tons of coal in total per calendar month consisting of the total cars to Shipper and/or Minn-Dak Farmers Cooperative (""Minn-Dak") for the destination Sugar Factories and Minn-Dak's Sugar Factory so that following telephonic notice to Shipper of such limitation aforesaid Northern shall not be required to tender trains totaling 80 cars or 115,000 tons per calendar month under this Agreement to both Minn-Dak and Shipper, until such time as Northern gives telephonic notice to Shipper that the limitation no longer applies. There will be a stop at Fargo, North Dakota, for removal of cars to be delivered to Moorhead and Wahpeton, North Dakota. Shipper may not require Northern to continue more than 75 cars to Grand Forks, North Dakota. At origin, Northern may place all cars for delivery via Fargo, North Dakota, at the head of the train. A detailed description of the transportation system, as set forth

Northern's agreement with the Burlington Northern Railroad (the "Carrier"), is set forth in Exhibit A.

         2.02 RESPONSIBILITIES CONCERNING DELIVERY - Northern shall deliver coal to the Sugar Factories. Northern will deliver coal in railcars directly to sidings on Shipper's property at the Sugar Factories. Northern will, on Shipper's behalf, fully pursue all claims against third parties for loss of the coal in any given railcar from the time that the railcar is completely loaded at the Spring Creek Mine until the railcar is on property at a Sugar Factory.

         2.03 COORDINATION. Northern shall be responsible for arranging all transportation and for coordinating with Spring Creek Coal Company the arrival of railroad trains for loading at the Point of Delivery (as defined in Section 5.01 of the Coal Supply Agreement). Northern shall use reasonable efforts to schedule arrivals of trains at the Point of Delivery such that coal can be delivered in approximately equal monthly amounts during any Campaign Season; provided that deliveries in the first months of a Campaign Season will be larger to allow Shipper to build stockpiles at each of the Sugar Factories. Weekly shipments will be in substantially equal quantities consistent with the monthly delivery quantity.

         2.04 NOTICE OF CHANGES IN TRAIN SEGMENTS. If Shipper desires to alter the size of train segments to be transported to any Sugar Factory during a Campaign Season, Shipper may notify Northern by mail or by telephone, telegraph or other electronic means. Any electronic notice shall be confirmed in writing within ten (10) days. Requested changes in the size of train segments to be transported to any Sugar Factory will be implemented for the first train loaded more than 24 hours after notice is received; provided that Northern shall not be obligated to provide unit trains of more than 80 cars or fewer than 55 cars, which trains are comprised -of Shipper and Minn-Dak cars. Subject to system limitations, a train segment that has left the Mine may be reconsigned to a different Sugar Factory. Shipper shall monitor and control its coal stockpiles so that requested increases or decreases in the size of train segments delivered to the Sugar Factories will not result in a unit train with more than 80 cars or fewer than 55 cars which may be combined with Minn-Dak shipments. USC will act on Shipper's behalf in coordinating unit train composition with Minn-Dak and Northern.

         2.05 RIGHT TO TRANSPORT EXCESS COAL. To maintain the efficient operation of its transportation system, Northern may transport from the Spring Creek Mine to the Sugar Factories up to 12 percent more than Shipper's estimated or amended coal requirements in any month, as contemplated by Section 3.03 of the Coal Supply Agreement. Shipper agrees to accept and pay for the transportation of such coal, provided that Shipper shall not be required to pay transportation for more coal than it has requested during any Campaign Season, subject to the minimum tonnage stated in Section 2.09 of this Agreement.

         2.06 EXTENDED CAMPAIGN SEASON. Under Section 3.02 (b) of the Coal Supply Agreement, Shipper may extend any Campaign Season by three months before August 15 or after May 31 of such Campaign Season upon six weeks written notice to Spring Creek Coal Company. If Shipper chooses to extend any Campaign Season, it shall also be required to give Northern six weeks written notice and Shipper shall pay Northern for any increased transportation costs as specified in Section 2.08 of this Agreement.

         2.07 UNLOADING. Shipper agrees to provide facilities at the Sugar Factories to permit delivery by Northern of segments of a train. Said facilities shall be designed and constructed for carload unloading. Northern will place the loaded cars on a siding on Shipper's property. The Shipper will complete unloading operation at its own expense. The Shipper shall exercise reasonable care and caution when unloading.-Cl railcars at their facilities and will insure that railcar doors are closed with latches in the locked position, with cargo hoppers free and clear of any foreign debris. The Shipper shall pay for the actual costs incurred by Northern in respect of any failure of Shipper to exercise such reasonable care and caution, including any origin demurrage incurred by Northern as a result thereof. Plant-personnel are responsible to notify USC, who will in turn notify
Northern, of any problems or deficiencies found concerning the railcars.
When a train reaches a Sugar Factory, the coal shall be unloaded from each railcar within five (5) full days of the date of the arrival of such railcar to ensure that at least 55 empty railcars- are available at all times to make up unit trains. In the event that railcars are not unloaded within the time specified above, Northern reserves the right to charge a mutually acceptable demurrage rate on each such railcar.

         2.08 CHANGES IN TRANSPORTATION SYSTEM. Shipper acknowledges that changes in the transportation system including, but not limited to, (i) reconsignment, of train segments from one Sugar Factory to another; (ii) any break in the unit train cycle due to failure to unload railcars or other reasons caused by Shipper; (iii) any extension of the Campaign Season as provided in
Section 2.06 of this Agreement, and (iv) Carriers Line Abandonment as set forth in Section 7.01 may result in changes

                                             *CONFIDENTIAL TREATMENT REQUESTED*

in Northern's railcar and other costs as set forth in Exhibit A. Unless excused by Section 5, Shipper agrees to pay all such changes in transportation costs caused by or attributable to Shipper or USC. Northern WILL be responsible for changes in transportation costs caused by or attributable to Northern. Northern will be responsible for changes in transportation costs caused by or attributable to Northern.

         2.09      FREIGHT COSTS DUE TO QUANTITY VARIATIONS.

              (a) Shipper acknowledges that if it takes delivery of less than a total of ** tons of coal in any Campaign Season, Northern may incur additional freight costs. If in any Campaign Season (1) Shipper and Minn-Dak take combined deliveries of less than a cumulative total of ** tons of coal, and (2) Shipper takes delivery of less than a cumulative total of ** tons of coal, Shipper agrees to pay Northern an amount representing liquidated damages (and not a penalty) as defined and specified in Exhibit B. Such cumulative minimum volumes of coal will be reduced as excused or permitted by Sections 2.09(b) or 5 of the Shipper's and Minn-Dak Coal Transportation Agreements.

              (b) Notwithstanding the provisions of Section 5 of this Agreement, the cumulative minimum volume of coal to be transported during each Campaign Season during the term hereof shall be reduced if, after the exhaustion of all other commer-

                                             *CONFIDENTIAL TREATMENT REQUESTED*

cially reasonable efforts by Shipper which are coordinated with Northern, Shipper installs gas-fired pulp dryers at any one or more of its processing facilities in order to comply with air particulate emission regulatory requirements. Shipper shall notify Northern of its intention to convert any of its coal-fired pulp dryers to gas-fired pulp dryers and the effective date of such conversion(s) under this Section. Upon the effective date of such conversion(s), the annual minimum volume requirements of coal to be shipped hereunder by Shipper shall be reduced as follows.

     Conversion of Pulp                        Results on Reduction in Annual
     Dryers at ....                                 Minimum Volume of......

     Crookston                                           **   Tons/Year
     Drayton                                             **   Tons/Year
     East Grand Forks                                    **   Tons/Year
     Hillsboro                                           **   Tons/Year
     Moorhead                                            **   Tons/Year

This reduction in annual minimum volume shall be proportionately reduced in the first year of the conversion to reflect the portion of the year with respect to which the reduction is to be effective.

         2.10 FROZEN COAL. Shipper assumes the risk that coal may freeze in transit between the Spring Creek Mine or any source of Substitute Coal and the Sugar Factories. No price adjustment or delay in unloading shall be allowed for frozen coal.

         2.10      SOLE REPRESENTATIVE.     For the purpose of proper and
efficient communications, it is expressly understood between Northern and the Shipper that Northern is the sole representative of Shipper, USC and the Sugar Companies for all services stated or contemplated in this Agreement and that all communication, verbal or written, relating in any way to the rates, terms, conditions, and performance of this Agreement be accomplished solely between Northern, Northern Mine's Representative and Carrier. The only exception to the above will involve day-to-day communications between USC or the Sugar Companies it represents and the Carrier pertaining to or relating to railcar switching from and to the Sugar Factories or such switching of destination related operations.

         SECTION 3.     TRANSPORTATION COSTS; ADJUSTMENTS; BILLING AND PAYMENT



         3.01 TRANSPORTATION COSTS. Shipper will pay Northern the sum of (a) the transportation costs as set out in Exhibit C and as adjusted pursuant to Section 3.03, below, plus (b) any increased costs caused by changes in the transportation system under Section 2.08 which are caused by Shipper, plus

(c) any increased costs caused by Quantity Variations under Section 2.09 (together called "Transportation Costs").

         3.02 WEIGHING. Loaded cars will not be weighed by Northern. Weights to be used for the assessment of transportation charges shall be those ascertained by Spring Creek Coal Company at the Spring Creek Mine pursuant to Section 5.04(b) of the Coal Supply Agreement.

         3.03 ADJUSTMENT FOR CHANGES IN TRANSPORTATION COSTS. The Transportation Costs shall be adjusted quarterly by adding to them the product of (a) the applicable Transportation Costs shown on Exhibit C, multiplied by (b) the percentage change of seventy percent (70%) GDP FW most recent quarterly growth rate (described in Exhibit D) effective October 1, 1995, provided always that the Transporation Costs shall not reduce below those set forth in Exhibit C hereto. In the event the GDP FW is discontinued, the successor tariff or index applicable to Northern's transporation agreements with the Carrier (as outlined in Exhibit D) shall apply for purposes of this provision.

         3.04 BILLING AND PAYMENT. Northern shall invoice Shipper semimonthly for Transportation Costs. Payment shall be due on each invoice within twenty (20) days after the date of the invoice by check or wire transfer to Northern's account, as follows:

                          *CONFIDENTIAL TREATMENT REQUESTED*


    Wire Transfer:

         BANK:          First Security Bank of Utah
         ABA No:        124000012
         Account No:       **
         Account Name:  Northern Coal Transportation

    Check:

         Account Name:  Northern Coal Transportation
         Account No.:      **
         Address:       P.O. Box 26094
                        Salt Lake City, Utah 84126-0094

All amounts due for which payment is not timely made shall bear interest from the date on which payment became due at the then prevailing prime interest rate quoted by Morgan Guaranty Trust Company plus two percent per annum. All invoiced amounts shall be subject, however, to subsequent adjustment wherever this Agreement specifically so provides, and no interest shall be payable to either party with respect to the amounts of such adjustments. If payment is not made when due, Northern may give Shipper written notice of such past due payment. Three days after such notice is effective, pursuant to Section 7.08, Northern may suspend transportation until the invoice, including any interest and any increased transportation costs caused by the suspension of deliveries, has been paid. If the invoice is not paid within 15 days after Northern's notice becomes effective, Shipper's failure to make payment when due shall constitute a material breach of this Agreement by Shipper, and Northern may, at its sole option, cancel this Agreement.

         3.05 ADJUSTMENTS. The parties recognize that at the time each invoice for Transportation Costs is prepared, it may not be possible to calculate definitively the costs and other adjustment factors applicable to the calendar half-month for which such invoice is rendered; each invoice will, therefore, be based upon the most current data reasonably available at the time of invoicing. Upon receipt of information permitting determination of price adjustments, Northern shall prepare and furnish to Shipper a supplemental invoice reflecting that information. Northern or Shipper shall, within fifteen (15) days after mailing of such supplemental invoice, pay the sum required by such invoice as above provided.

         3.06 FINALITY OF INVOICES. Except as otherwise expressly provided in this Agreement, any invoice that is not contested within twenty-four (24) months after the date thereof shall be deemed correct and final.

         3.07 RECORDS AND AUDITS. Northern shall keep accurate records and books of accounts showing all data relating to Transportation Costs for purposes of this Agreement. At the election of Shipper, once each fiscal year of Northern, Northern shall make such records and books of account covering the

                          *CONFIDENTIAL TREATMENT REQUESTED*

preceding fiscal year available for audit at Northern's Offices during Northern's normal office hours. Such audits shall be prepared and certified to by a nationally recognized firm of certified public accountants to be selected by Shipper and Shipper shall bear the expenses of the audit. The findings of the audit will be binding on the parties absent a finding of material error in the audit which is brought to the attention of Northern within 90 days after submission of the audit results to Northern by Shipper. If the audit discloses that an overpayment or an underpayment has been made, the amount thereof shall promptly be paid to the party to whom it is owed by the other party. Shipper shall have the option of having the audit prepared by Northern's independent auditors as part of the regular annual audit of Northern's books and records. In such event, only those expenses in excess of Northern's normal audit expenses will be borne by Shipper. The accounting firm conducting the audit shall be bound not to disclose and shall treat as confidential any and all proprietary information of Northern furnished to or examined by such firm in connection with the audit.

         3.08      TERMINATION.     Shipper may terminate this Agreement at
any time upon giving at least ** notice in writing to Northern. In the event of such termination, Shipper shall pay, as liquidated damages and not as a penalty, **

                          *CONFIDENTIAL TREATMENT REQUESTED*

(**) of the lowest effective Transportation Costs for a Sugar Factory, as set forth in Exhibit C and as adjusted pursuant to Section 3.03 in effect on the last day of the Campaign Season, times the tonnage requirement of ** tons per Campaign Season, as adjusted pursuant to Sections 2.09(b) and 5, for the remaining term of this Agreement less all tons shipped during the Campaign Season in which the notice of termination is given.

    SECTION 4.     LIABILITY AND INDEMNIFICATION.

         4.01 LIABILITY FOR PROPERTY DAMAGE AND PERSONAL INJURY. Each party shall assume and be responsible for any liability for loss and damage to property and for personal injury, including death, to any person caused by the negligence of that party and arising out of or connected with performance of this Agreement.

         4.02 JOINT LIABILITY. If liability is due to the joint and concurring negligence of the parties, it shall be shared by them proportionately on the basis of the negligence of each party involved.

         4.03 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY HAVE LIABILITY TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT.

                           *CONFIDENTIAL TREATMENT REQUESTED*

    SECTION 5.     FORCE MAJEURE.

         (a) If either party is unable to meet any of its obligations under this Agreement as a result of flood, earthquake, storm, or other act of God, fire, derailment, accident, strike, lockout, boycotts, picketing, shortages of or inability to obtain electric power, raw materials, railcars or machinery, mechanical breakdown in facilities, war, insurrection, riot, catastrophic sugar beet or corn crop failure (as applicable), railroad line abandonment, act of government or governmental agency, or due to any cause beyond the reasonable control of either party, including the inability of a Sugar Factory, the Mine and/or the Carrier to meet its obligations for reasons whether similar or dissimilar to the foregoing and whether foreseeable or unforeseeable" such event will be deemed an event of force majeure. In addition, it shall be deemed an event of force majeure in the event Shipper is unable to burn Northern's coal due to ash-fouling, sulfur dioxide emissions, or other legally enforceable environmental restrictions, or either party permanently closes or experiences partial failure or nonoperation of any of its facilities lasting a minimum of seven (7) days as a result of reasons beyond the control of such party. In the event of force majeure, the obligations of the parties, other than payment for Transportation Costs incurred, shall be suspended for the duration of the event of force majeure, provided that reasonable notice is given. No suspension or reduction for reason of force majeure shall invalidate the remainder of this Agreement; but on removal of the cause, shipments shall resume at the specified rate; deficiencies in shipments so caused shall not be made up except by mutual consent. If an event of force majeure prevents the performance of either party for a period of one year or more despite that party's efforts to eliminate the force majeure event and to mitigate its impact, then the party not claiming an event of force majeure may terminate this Agreement by providing at least thirty (30) days written notice of termination to the other party. The provisions of this Section shall not excuse either party from performing unless that party gives a reasonable notice to the other party of the occurrence of an, event of force majeure.

    (b) For the purposes of any partial or total event of Force Majeure under this Agreement, it will be presumed that, except for the event, total loading of coal onto trains at the mine and total deliveries to Shipper by Northern at the Sugar Factories would have been 3650 Tons per Campaign Season day, under the 500,000 Ton Minimum Volume Requirement, for each continuous hour period. Lie Minimum Tonnaqe Requirement of 416,66-1 tons

(subject to reduction as provided herein) will be proportionately reduced per Campaign Season day for each Force Majeure day claimed as follows:

                             Minimum Tonnage Requirement
    DESTINED WHEN TO:                  500,000 TONS
     -----------------                  ------------

    Redco, ND                            575 Tons
    Wilds, MN                            560 Tons
    Drayton, 4TD                         575 Tons
    Bingham, MN                          540 Tons
    East Grand Forks, MN                 750 Tons
    Wahpeton, ND                         650 Tons

    (c) For the purposes of this Section 5, the Shipper destination Sugar Factories are those located at the destination named in Exhibit C.

    SECTION 6.      DISPUTES.

    In the event any dispute arises between the parties concerning any issue of law or fact arising out of this Agreement, it shall be settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction over the matter.

    The parties to the arbitration shall be entitled to such discovery as would be available to them under the Federal Rules of Civil Procedure, and the arbitrators will have all the authority of a court under such Rules incidental to such discovery, Including but not limited to orders to produce documents or other materials and orders to appear and submit to deposition and to impose appropriate sanctions, including but not limited to awarding sanctions against a party for failure to comply with any order.

    The arbitration panel shall consist of three arbitrators, one appointed by Northern, one by Shipper and the third by the arbitrators appointed by Northern and Shipper. If the partyappointed arbitrators cannot agree within 15 days after their appointment on appointment of a third person, then the third person
shall be appointed by the American Arbitration Associa-    tion.

    SECTION 7.     GENERAL PROVISIONS.

         7.01 LINE ABANDONMENT. The terms of this Agreement in no WAY obligate carrier or Northern to continue ownership, maintenance (including Weight standards), or operation of any rail lines. Northern will not be liable for any consequential damages or increased transportation costs that may be incurred by Shipper as the result of carrier's discontinuation of ownership, maintenance (including Weight standards), or operation of any rail lines. If Shipper fails to meet its Minimum Tonnage Requirements due to lawful cessation of service or abandonment of any ral lines during the term of this Agreement, as the sole remedy of: Shipper, the rates on all coal whhich moved in accor-dance with this Agreement during the then current Campaign Season shall be determined as if the Minimum Tonnage Requirement had been met.

         7.02 WAIVER. Failure of either party at any time to require performance of any provision of this Agreement shall not limit that party's right to enforce the provisions, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of the provision itself or of any other provision.

         7.03 HEADINGS. The headings in this Agreement are included only for convenience and shall not control or affect the meaning or construction of this Agreement.

         7.04 ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties. There are no other provisions, representations, warranties or understandings, express or implied. No modification, variation or amendment of this Agreement shall be of any force or effect unless it is in writing and signed by all the parties.

         7.05 BINDING AFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

         7.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         7.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         7.08 NOTICES. Notices under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, a notice shall be deemed effective five (5) days after mailing as registered or certified mail, postage prepaid, directed to the other party as set out below. If via telefacsimile, a notice shall be deemed effective upon receipt of the successful telefax transmission report, directed to the other party as set out below.

         NORTHERN       NORTHERN COAL TRANSPORTATION COMPANY
                        Attn: Contract Administration
                        505 South Gillette Avenue
                        Gillette, Wyoming 82716
                                  or
                        Caller Box 3009
                        Gillette, Wyoming 82717-3009
                        Fax No.  (307)687-6009

         SHIPPER        AMERICAN CRYSTAL SUGAR COMPANY
                        Attn: Vice President, Operations
                        101 North Third Street
                        Moorhead, Minnesota 56560
                        Fax No.  (218)236-4494

The addresses and fax numbers of any party may be changed by giving notice in writing at any time to the other party.

         7.08 CONFIDENTIALLITY. Any nonpublic information, oral or written, including the contents of this Agreement and any related agreement, disclosed by a party to the other shall be considered confidential information, and such information shall not be disclosed to any third party, other than to Northern's parent corporation, USC, ProGold, or the employees, accountants, attorneys, and lenders of such parties, and will be kept secret and confidential during the term of this Agreement.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date set forth above.


                                       NORTHERN COAL TRANSPORTATION COMPANY


                                       By /s/ ILLEGIBLE
                                         --------------------------------------
                                       Title  V.P. Marketing & Sales
                                            -----------------------------------


                                       AMERICAN CRYSTAL SUGAR COMPANY


                                       By /s/ Marcus F. Richardson
                                         --------------------------------------
                                       Title  CO.O.
                                            -----------------------------------

                          *CONFIDENTIAL TREATMENT REQUESTED*

                                      EXHIBIT A
                            DESCRIPTION OF TRANSPORTATION
               (AS EXCERPTED FROM THE AGREEMENT BETWEEN THE BURLINGTON
             NORTHERN RAILROAD AND NORTHERN COAL TRANSPORTATION COMPNAY)

    Trains of not less than ** or more than ** Northern cars will be tendered at Origin destined to Grand Forks, North Dakota, with a stop at Fargo, North Dakota, for removal of cars to be delivered to destinations via Fargo, North Dakota. All cars for delivery via Fargo, North Dakota, will be loaded at the head end of the train by Northern.

    Before tendering each shipment to Carrier at Origin, Northern will specify on the Bill of Lading the car number, the number of cars and the loaded weight to be delivered to each Destination. Loaded trains will be divided into segments as previously designated by Northern on the Bill of Lading and the segments will be delivered by the Carrier to the specified Destinations. Carrier will deliver each segment to a siding on Receiver's property at each destination to which delivery is to be made. Empty cars shall be stored on Receiver's property at each Destination until picked up by Carrier. Carrier shall be responsible for making up trains of empty cars for movement to Origin. Northern agrees to pay for line-haul transportation at the Effective Rates and for Accessorial Services at the Effective Charges.

    At request of Northern, Carrier will permit a change in the Destination shown on the Bill of Lading to another Destination after departure from Origin if instructions are received by Carrier, as set forth below before arrival of train at Fargo, North Dakota, or Grand Forks, North Dakota. A diversion charge of ** per car will apply when cars are so diverted. When instructions to divert cars are received after arrival of train at Fargo, North Dakota, a diversion charge of ** per each diverted car will apply.

    Services provided by Carrier which are included in the Base Freight Component include line-haul transportation of Coal from Origin to Destination, operating trains through loading facilities at Origin, placing the loaded cars on a siding on Receiver's property at Destination, returning empty Northern-furnished cars to the Origin loading facilities, storing and handling Northern-owned spare cars as replacement for bad order cars and providing all motive power, necessary cabooses (if required) and related

                                              *CONFIDENTIAL TREATMENT REQUESTED*

transportation facilities and equipment. Carrier assumes full responsibility and risk for the efficient scheduling of such operations.

    If it is determined by the Carrier that ** empty cars are not available at Grand Forks, North Dakota, and origin for return movement to the Origin for loading, Carrier will notify Northern. Northern will instruct Carrier whether to release the motive power at a charge of ** or to let train return to Origin with the empty cars available at Grand Forks, North Dakota, plus whatever empty cars Northern may instruct the Carrier to pick up en route to Origin. An additional charge of ** will apply to restart the cycle.

    Carrier agrees to perform, and Northern agrees to pay for, certain Accessorial Services as directed by Northern.

    Northern may discontinue any train cycle by giving Carrier at least 24 hours advance notice. The following charges shall apply for each such interruption to the train cycle:

      (a) ** , which shall include release of motive power and crew; and ** for restarting of train cycle. An, additional ** per 24-hour period or fraction thereof will apply for the storage of Seller cars on Carrier track, or

      (b) ** , which shall include release of motive power and crew; and ** for restarting a train cycle provided that Northern cars are stored on private track directly accessible to Carrier.

                                              *CONFIDENTIAL TREATMENT REQUESTED*

                                      EXHIBIT B
                                  LIQUIDATED DAMAGES

    If, for reasons other than termination of the Agreement as provided in
Section 3.08, (1) Shipper and Minn-Dak fail to tender to Northern at least ** tons combined in the Campaign Season as adjusted in Sections 2.09(b) and 5 of the Shipper's and MinnDak's Coal Transportation Agreements and (2) Shipper fails to tender to Northern at least ** tons as adjusted in Sections 2.09(b) and 5 during the Campaign Season, liquidated damages to Northern shall be paid to Northern as follows: ** of the lowest Effective Transportation Costs for any Shipper Sugar Factory, as set forth in Exhibit C and as adjusted pursuant to Section 3.03, in effect on the last day of the Campaign Season, times the difference between the tons actually delivered to ACS during that Campaign Season and ** tons, as adjusted by Sections 2.09(b) and 5.



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

                                              *CONFIDENTIAL TREATMENT REQUESTED*

                                      EXHIBIT C


                    TRANSPORTATION COSTS, INCLUDING FREIGHT COST
                 AND RAILCAR COST (Effective July 1, 1995, per Ton)


                                                                Base
    Plant Site                                          Transportation Costs
    ----------                                          --------------------

    East Grand Forks                                        **  Per Net Ton

    Crookston                                               **  Per Net Ton

    Drayton                                                 **  Per Net Ton

    Moorhead                                                **  Per Net Ton

    Hillsboro                                               **  Per Net Ton

                                      EXHIBIT D
                           ADJUSTMENT OF RATES AND CHARGES

    Except as otherwise provided in this Agreement, the rates and charges set forth in Section 2.08 and Exhibit A of this Agreement, including the Base Rate(s) set forth in Exhibit C, shall be adjusted quarterly, upward or downward, by an amount equal to seventy percent (70%) of the GDP FW most recent quarterly growth rate, to produce the Effective Transportation Costs as described in Exhibits A and C.

    Adjustments shall become effective quarterly on January 1, April 1, July 1, and October 1 of each calendar year, with the first adjustment to become effective on October 1, 1995. Northern shall notify USC in writing of all adjustments and furnish supporting calculations prior to the effective date of the adjustment, or, as soon thereafter as the information necessary to calculate the adjustment is made by the Carrier. The new Transportation Costs so determined shall be applicable retroactive to the adjustment date in question.

    The percentage change shall be equal to the "Previous Quarter's GDP FW Index" minus the "Next Previous Quarter's GDP EW Index," divided by the "Next Previous Quarter's GDP FW Index" for each current adjustment time period. An example of the quarterly percentage change calculation is described below:

    ((Q3 1994 - Q2 1994))/Q2 1994

    ((130.3 - 129.4)/129.4 = .0069552 rounded to .00696)

    The quarterly GDP FW index percentage change (in decimal) will be multiplied by seventy percent (70%) to produce the Adjustment Percentage Change (in decimal). The previous quarterly Transportation Costs are multiplied by the Adjustment Percentage Change to produce the "Change Amount." The previous Transportation Costs plus the Change Amount equals the new quarter's Transportation Costs.

Example:
      Adjustment Percentage Change (decimal):
                .0000696 TIMES .70 = .00487 rounded = .0049
      Change Amount:
               $10.00 (Previous Effective Rate) X .0049 = $0.45 rounded = $0.05

     New Transportation Cost:
         $10.00 (Previous Transportation Cost) + $0.05 (Change
         Amount) = $10.05

Source:     U.S. Department of Commerce
            Survey of Current Business
            Table 7.1 for GDP Fixed Weight

                                         Survey of Current
     Adjustment Period                    Business Issue
     -----------------                   -----------------
     First Quarter                            October
     Second Quarter                           January
     Third Quarter                            April
     Fourth Quarter                           July

     All calculated numbers shall be rounded to the nearest fifth digit after the decimal point (i.e., .00001499 = .00001). All final adjustment computations shall be rounded to the nearest whole one cent by going to the lower one cent when computations result in a balance of less than one-half cent and to the next higher whole one cent when computations result in a balance of one-half cent or more.

     It is the intent of the parties that the adjustment index (the GDP FW) reflects changes in railroad input costs. If the U.S. Department of Commerce or any successor organizations cease to publish the GDP FW index required for the calculations outlined in this Section, the parties shall mutually determine and agree upon the most appropriate substitute index or indices which most closely matches the economic structure (that is, to measure changes in railroad input costs) of the discontinued index or indices to be used for adjustments for the remainder of the Agreement term immediately following such action. If the parties do not come to an agreement as to the substitute index or indices by an adjustment date, the Transportation Costs shall not be adjusted until such time as the index or indices are agreed to, at which time a retroactive adjustment shall be made retroactive to said adjustment date. If the parties do not come to an agreement as to the substitute index or indices by 60 days following an adjustment date, the provision of Section 6 shall apply.

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